Exhibit 5.2

Safeguard Scientifics, Inc.

800 The Safeguard Building, 435 Devon Park Drive

Wayne, PA 19087

March 28, 2005

eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, Florida 32958

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Safeguard Scientifics, Inc. (“Safeguard”), and I have acted as counsel to Safeguard Scientifics (Delaware), Inc. (“SSD”), and Safeguard Delaware, Inc. (“SDI”) (collectively, SSD and SDI are referred to herein as the “Selling Stockholders”), wholly-owned subsidiaries of Safeguard, in connection with an aggregate of 5,276,836 shares (representing 4,153,921 shares held by SSD and 1,122,915 shares held by SDI) (collectively, the “Shares”) of Class A common stock, par value $0.008 per share (“Common Stock”) of eMerge Interactive, Inc., a Delaware corporation (the “Company”), which shares are being registered pursuant to the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 28, 2005 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers the Shares for resale under the Act. This opinion is being furnished to you in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Act.

In rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement (together with the prospectus), resolutions, minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares, and such other documents, instruments and certificates as I have deemed necessary for the expression of this opinion, without independent check or verification of their accuracy. In making the foregoing examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies.

I do not purport to express any opinion on any laws other than the Delaware General Corporation Law and the federal laws of the United States of America.

Based upon my examination, consideration of, and reliance on the documents described above, I am of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I come within the category of person whose consent is required under Section 7 of the Securities Act, the Rules and Regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K

This opinion letter is rendered as of the date first above written and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. This opinion letter is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholders or the Shares.

Very truly yours,

/s/ Steven J. Feder
Steven J. Feder
Senior Vice President and General Counsel